Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 18, 2017	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME AND ANNOUNCES THE PLANNED RETIREMENT OF SENIOR VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL OFFICER

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended April 29, 2017 was $16.3 million, or $0.34 per share ($0.34 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended April 29, 2017 decreased 12.8 percent to $212.3 million from net sales of $243.5 million for the prior year 13-week fiscal quarter ended April 30, 2016. Comparable store net sales for the 13-week period ended April 29, 2017 decreased 12.7 percent from comparable store net sales for the prior year 13-week period ended April 30, 2016. Online sales decreased 7.2 percent to $21.8 million for the 13-week period ended April 29, 2017, compared to net sales of $23.5 million for the 13-week period ended April 30, 2016.

Net income for the first quarter of fiscal 2017 was $16.3 million, or $0.34 per share ($0.34 per share on a diluted basis), compared with $23.1 million, or $0.48 per share ($0.48 per share on a diluted basis) for the first quarter of fiscal 2016.

The Company also announced today that Karen B. Rhoads, Senior Vice President of Finance and Chief Financial Officer, will retire from her current position with the Company later this summer. Ms. Rhoads will continue to serve as a member of the Company’s Board of Directors.

Ms. Rhoads joined the Company in 1980, working part-time in the corporate office while attending college at Kearney State College (University of Nebraska at Kearney) and, upon graduation, she worked in public accounting before returning to the corporate office in 1987 to lead the Company’s growing finance team.  She was named Vice President of Finance and Chief Financial Officer in April 1991 and Senior Vice President of Finance in March 2014.  Dennis H. Nelson, President and Chief Executive Officer, commented “I join with all Buckle teammates in thanking Karen for her 33 years of commitment and dedication to Buckle.  We appreciate Karen’s passion for the Company, her teamwork across all departments, and her leadership in developing such an outstanding finance team.”

The Board of Directors has engaged an executive search firm to assist with the search for Ms. Rhoads’ replacement. The firm will be reviewing both internal and external candidates. Ms. Rhoads will remain in her role to support the search for a new Chief Financial Officer and to assist with the transition.

Management will hold a conference call at 10:30 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1085 for domestic calls or (612) 234-9960 for international calls and reference the conference code 423611. A replay of the call will be available for a two-week period beginning today at 12:30 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 423611.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 462 retail stores in 44 states. As of the end of the fiscal quarter, it operated 462 stores in 44 states compared with 468 stores in 44 states at the end of the first quarter of fiscal 2016.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016

SALES, Net of returns and allowances	$212,251	$243,543

COST OF SALES (Including buying, distribution, and occupancy costs)	130,534	148,814

Gross profit	81,717	94,729

OPERATING EXPENSES:
Selling	46,918	47,563
General and administrative	9,761	10,736
	56,679	58,299

INCOME FROM OPERATIONS	25,038	36,430

OTHER INCOME, Net	935	408

INCOME BEFORE INCOME TAXES	25,973	36,838

PROVISION FOR INCOME TAXES	9,688	13,741

NET INCOME	$16,285	$23,097

EARNINGS PER SHARE:
Basic	$0.34	$0.48

Diluted	$0.34	$0.48

Basic weighted average shares	48,218	48,107
Diluted weighted average shares	48,344	48,203

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	April 29, 2017	January 28, 2017 (1)	April 30, 2016

CURRENT ASSETS:
Cash and cash equivalents	$207,868	$196,536	$153,415
Short-term investments	53,389	49,994	39,453
Receivables	8,487	8,210	8,853
Inventory	119,361	125,694	138,788
Prepaid expenses and other assets	7,295	6,023	16,977
Total current assets	396,400	386,457	357,486

PROPERTY AND EQUIPMENT	460,440	459,359	455,087
Less accumulated depreciation and amortization	(295,513)	(290,364)	(282,694)
	164,927	168,995	172,393

LONG-TERM INVESTMENTS	15,485	18,092	30,986
OTHER ASSETS	6,912	6,303	3,954

Total assets	$583,724	$579,847	$564,819

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$32,422	$25,079	$32,139
Accrued employee compensation	8,883	26,906	9,857
Accrued store operating expenses	17,494	14,695	11,665
Gift certificates redeemable	17,272	21,199	18,590
Income taxes payable	20,437	10,737	13,231
Total current liabilities	96,508	98,616	85,482

DEFERRED COMPENSATION	13,763	13,092	13,770
DEFERRED RENT LIABILITY	37,196	37,600	40,066
Total liabilities	147,467	149,308	139,318

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,848,555 shares at April 29, 2017, 48,622,780 shares at January 28, 2017, and 48,623,190 shares at April 30, 2016	488	486	486
Additional paid-in capital	141,042	139,398	136,743
Retained earnings	294,809	290,737	288,567
Accumulated other comprehensive loss	(82)	(82)	(295)
Total stockholders’ equity	436,257	430,539	425,501

Total liabilities and stockholders’ equity	$583,724	$579,847	$564,819

(1) Derived from audited financial statements.